EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
Kenneth Schellenberg
FBCInvestorRelations@flagstar.com
(248) 312-5741

Flagstar Bancorp Reports Fourth Quarter 2021 Net Income of $85 Million, or $1.60 Per Diluted Share

Key Highlights - Fourth Quarter 2021

•Posted adjusted net income of $90 million, or $1.69 per diluted share, excluding merger related costs.
•Returned 1.3 percent on average assets and 13.8 percent on average tangible common equity.
•Maintained low levels of nonperforming loans; reduced allowance for credit losses by $20 million.
•Grew capital with total risk-based capital ratio increasing 133 basis points to 15.9 percent.
•Achieved $48.33 in tangible book value per share—$9.53 increase compared to December 31, 2020.

TROY, Mich., Jan. 26, 2022 – Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, today reported fourth quarter 2021 net income of $85 million, or $1.60 per diluted share, compared to third quarter 2021 net income of $152 million, or $2.83 per diluted share. Flagstar reported 2021 net income of $533 million, or $9.96 per diluted share for the full year 2021, compared to 2020 net income of $538 million, or $9.52 per diluted share.

On an adjusted basis, excluding merger costs and other items, Flagstar reported net income of $90 million, or $1.69 per diluted share, for the fourth quarter 2021, compared to $156 million, or $2.90 per diluted share, for the third quarter 2021. Flagstar reported adjusted year to date 2021 net income of $568 million, or $10.60 per diluted share.

"Once again we delivered strong results for the quarter, capping off another exceptionally successful year for Flagstar,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp. “Our banking and servicing businesses delivered solid results and asset quality remained clean. Despite a decline in mortgage revenue, we still produced $90 million of adjusted net income—resulting in a 1.4 percent adjusted return on assets and a 14.9 percent adjusted return on tangible common equity.

"What you see now in Flagstar—as in past cycles—is a company that has exhibited the consistent ability to produce strong returns without the benefit of outsized mortgage revenue. In 2020 and the first three quarters of 2021, when the mortgage business took off, our performance significantly exceeded benchmark results. It’s that kind of performance that fueled our ability to grow tangible book value 25 percent in 2021.

"We closed the quarter and the year with lots of positives. We have robust capital, ample liquidity and excellent asset quality. Our charge-offs were minimal, our delinquencies low, and our coverage ratio remains strong at 2 percent, excluding warehouse loans. Total risk-based capital reached 15.9 percent at year end, and we continue to generate plenty of excess capital. Along with our strong liquidity, this gives us the flexibility to fund the balance sheet and support investments in our infrastructure and business segments. In all, historically, this is our best balance sheet ever.

"As we prepare for the close of our previously announced merger with New York Community Bank, we will continue to execute on the business plan that has served our shareholders so well and brought us to this pivotal point in the history of our company."

Income Statement Highlights
	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(Dollars in millions, except per share data)
Net interest income	$181	$195	$183	$189	$189
(Benefit) provision for credit losses	(17)	(23)	(44)	(28)	2
Noninterest income	202	266	252	324	332
Noninterest expense	291	286	289	347	314
Income before income taxes	109	198	190	194	205
Provision for income taxes	24	46	43	45	51
Net income	$85	$152	$147	$149	$154

Income per share:
Basic	$1.62	$2.87	$2.78	$2.83	$2.86
Diluted	$1.60	$2.83	$2.74	$2.80	$2.83

Adjusted Income Statement Highlights (Non-GAAP)(1)
	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(Dollars in millions, except per share data)
Net interest income	$181	$195	$183	$189	$189
(Benefit) provision for credit losses	(17)	(23)	(44)	(28)	2
Noninterest income	202	266	252	324	332
Noninterest expense	285	281	290	312	314
Income before income taxes	115	203	189	229	205
Provision for income taxes	25	47	43	53	51
Net income	$90	$156	$146	$176	$154

Income per share:
Basic	$1.71	$2.94	$2.78	$3.34	$2.86
Diluted	$1.69	$2.90	$2.74	$3.31	$2.83
(1)See Non-GAAP Reconciliation for further information.

Key Ratios
	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Net interest margin	2.96%	3.00%	2.90%	2.82%	2.78%
Adjusted net interest margin (1)	2.98%	3.04%	3.06%	3.02%	2.98%
Return on average assets	1.3%	2.2%	2.1%	2.0%	2.1%
Return on average common equity	12.7%	23.4%	24.0%	25.7%	27.6%
Efficiency ratio	75.9%	62.2%	66.6%	67.7%	60.4%
HFI loan-to-deposit ratio	67.2%	68.8%	71.8%	74.4%	74.5%
Adjusted HFI loan-to-deposit ratio (2)	60.5%	60.3%	64.3%	66.3%	69.8%
(1)Excludes loans with government guarantees available for repurchase. See Non-GAAP Reconciliation for further information.
(2)Excludes warehouse loans and custodial deposits. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights
	Three Months Ended					% Change
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	Seq	Yr/Yr
	(Dollars in millions)
Average interest-earning assets	$24,291	$25,656	$25,269	$27,178	$27,100	(5)%	(10)%
Average loans held-for-sale (LHFS)	6,384	7,839	6,902	7,464	5,672	(19)%	13%
Average loans held-for-investment (LHFI)	13,314	13,540	13,688	14,915	15,703	(2)%	(15)%
Average total deposits	19,816	19,686	19,070	20,043	21,068	1%	(6)%

Net Interest Income

Net interest income in the fourth quarter was $181 million, a decrease of $14 million, or 7 percent, as compared to the third quarter 2021. The results primarily reflect a $1.4 billion, or 5 percent, decrease in average earning assets driven primarily by seasonal declines in loans held-for-sale and warehouse loans.

Net interest margin in the fourth quarter was 2.96 percent, a 4 basis point decrease from the prior quarter. Excluding the impact from the loans with government guarantees that have not been repurchased and do not accrue interest, adjusted net interest margin decreased 6 basis points to 2.98 percent in the fourth quarter, compared to adjusted net interest margin of 3.04 percent in the prior quarter. This compression was largely attributable to lower yields on our warehouse loans portfolio.

Average total deposits were $19.8 billion in the fourth quarter, up $0.1 billion, or 1 percent, from the third quarter 2021, largely due to an increase of 3 percent in average retail deposits and an increase of 2 percent in average custodial deposits.

Provision for Credit Losses

The benefit for credit losses was $17 million for the fourth quarter, as compared to a $23 million benefit for the third quarter 2021, reflecting the clean performance of our portfolio, the low number of non-accrual loans which are specifically reserved and no commercial delinquencies.
Noninterest Income

Noninterest income decreased $64 million to $202 million in the fourth quarter, as compared to $266 million for the third quarter 2021, primarily due to lower gain on sale, partially offset by higher net return on mortgage servicing rights and loan administration income.

Fourth quarter net gain on loan sales decreased $78 million, to $91 million, as compared to $169 million in the third quarter 2021. Gain on sale margins decreased 48 basis points to 102 basis points for the fourth quarter 2021, compared to 150 basis points for the third quarter 2021, driven by competitive factors. Fallout adjusted lock volume declined to $8.9 billion from $11.3 billion for the third quarter 2021, reflecting the continued normalization of the mortgage origination market and seasonal factors.

Net return on mortgage servicing rights increased $10 million, to $19 million for the fourth quarter 2021, compared to a $9 million net return for the third quarter 2021. The improvement is primarily driven by improved valuations and favorable hedge results. The full year return was 6.4 percent, in the middle of the target range we have disclosed previously.

Loan administration income increased $5 million, to $36 million for the fourth quarter 2021, compared to $31 million for the third quarter 2021, driven by an increase in subserviced loans and higher levels of modification and loss mitigation fees.

Loan fees and charges decreased $4 million, to $29 million for the fourth quarter, compared to $33 million for the third quarter 2021, primarily due to a 15 percent decrease in mortgage loans closed.

Mortgage Metrics
	As of/Three Months Ended					Change (% / bps)
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1) (2)	$8,900	$11,300	$12,400	$12,300	$12,000	(21)%	(26)%
Mortgage loans closed (1)	$10,700	$12,500	$12,800	$13,800	$13,100	(15)%	(19)%
Net margin on mortgage rate lock commitments (fallout-adjusted) (2)	1.02%	1.50%	1.35%	1.84%	1.93%	(48)	(91)
Net gain on loan sales	$91	$169	$168	$227	$232	(46)%	(61)%
Net return (loss) on mortgage servicing rights (MSR)	$19	$9	$(5)	$—	$—	N/M	N/M
Gain on loan sales + net return on the MSR	$110	$178	$163	$227	$232	(38)%	(53)%
Loans serviced (number of accounts - 000's) (3)	1,234	1,203	1,182	1,148	1,085	3%	14%
Capitalized value of MSRs	1.12%	1.08%	1.00%	1.06%	0.86%	4	26
N/M - Not meaningful
(1) Rounded to the nearest hundred million
(2) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.
(3) Includes loans serviced for Flagstar's own loan portfolio, serviced for others, and subserviced for others.

Noninterest Expense

Noninterest expense increased to $291 million for the fourth quarter, compared to $286 million for the third quarter 2021. Excluding $6 million of merger costs in the fourth quarter 2021 and $5 million of merger expenses in the third quarter 2021, noninterest expense increased $4 million, or 1 percent. The increase in noninterest expense primarily reflects an increase of $7 million in salaries and benefits as we experienced higher year-end medical claims and paid a seasonal bonus to team members not covered by the management incentive plan, partially offset by lower commissions as mortgage loan closings decreased 15 percent compared to the prior quarter.

Mortgage expenses were $121 million for the fourth quarter, a decrease of $4 million compared to the prior quarter. The ratio of mortgage noninterest expense to closings—our mortgage expense ratio— was 1.14 percent, an increase of 14 basis points from the third quarter 2021, but consistent with the fourth quarter 2020.

The efficiency ratio was 76 percent for the fourth quarter, as compared to 62 percent for the third quarter 2021. Excluding $6 million of merger expenses in the fourth quarter 2021 and $5 million of merger expenses in the third quarter 2021, the adjusted efficiency ratio was 74 percent and 61 percent, respectively. The higher efficiency ratio was primarily driven by lower gain on sale revenue and net interest income in the fourth quarter.

Income Taxes

The fourth quarter provision for income taxes totaled $24 million, with an effective tax rate of 22.0 percent, compared to $46 million and an effective tax rate of 23.2 percent for the third quarter 2021. The current quarter benefited from certain favorable items in state income tax cost.

Asset Quality

Credit Quality Ratios
	As of/Three Months Ended					Change (% / bps)
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	Seq	Yr/Yr
	(Dollars in millions)
Allowance for credit losses (1)	$170	$190	$220	$265	$280	(11)%	(39)%
Credit reserves to LHFI	1.27%	1.33%	1.57%	1.78%	1.73%	(6)	-46
Credit reserves to LHFI excluding warehouse	1.96%	2.29%	2.63%	3.11%	3.20%	(33)	(124)
Net (recoveries) charge-offs	$3	$6	$1	$(13)	$2	(50)%	50%
Total nonperforming LHFI and TDRs	$94	$96	$75	$60	$56	(2)%	68%
Net (recoveries) charge-offs to LHFI ratio (annualized)	0.08%	0.19%	0.01%	(0.35)%	0.04%	(11)	4
Ratio of nonperforming LHFI and TDRs to LHFI	0.70%	0.66%	0.53%	0.40%	0.34%	4	36

Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (2):
Residential first mortgage	0.04%	—%	0.16%	0.31%	0.11%	4	(7)
Home equity and other consumer	0.14%	0.01%	0.15%	0.16%	0.06%	13	8
Commercial real estate	—%	0.03%	—%	(0.01)%	—%	(3)	—
Commercial and industrial	0.53%	1.87%	0.04%	(4.12)%	0.21%	(134)	32
N/M - Not meaningful
(1) Includes the allowance for loan losses and the reserve on unfunded commitments.
(2) Excludes loans carried under the fair value option.

Our portfolio has held up well following the economic stress posed by the pandemic, resulting in net charge-offs of $3 million, or 8 basis points of LHFI in the fourth quarter 2021, primarily from one commercial borrower, compared to net charge-offs of $6 million, or 19 basis point in the prior quarter.

Nonperforming loans held-for-investment and troubled debt restructurings (TDRs) were $94 million and our ratio of nonperforming loans held-for-investment and TDRs to loans held-for-investment was 70 basis points at December 31, 2021, a 4 basis point increase compared to September 30, 2021. At December 31, 2021, early stage loan delinquencies totaled $62 million, or 46 basis points of total loans, compared to $14 million, or 10 basis points, at September 30, 2021.

The allowance for credit losses was $170 million and covered 1.27 percent of loans held-for-investment at December 31, 2021, a 6 basis point decrease from September 30, 2021. Excluding warehouse loans, the allowance coverage ratio was 1.96 percent, a 33 basis point decrease from September 30, 2021. The lower allowance for credit losses primarily reflects improvements in our economic forecasts and our evaluation of the performance of the LHFI portfolio as borrowers continue to recover from the economic stress caused by the pandemic. Overall, the portfolio quality has remained solid as shown by the relatively low levels of charge-offs, TDRs, nonperforming loans and early stage delinquencies.

Capital

Capital Ratios (Bancorp)						Change (% / bps)
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	Seq	Yr/Yr
Tier 1 leverage (to adj. avg. total assets)	10.54%	9.72%	9.21%	8.11%	7.71%	82	283
Tier 1 common equity (to RWA)	13.19%	11.95%	11.38%	10.31%	9.15%	124	404
Tier 1 capital (to RWA)	14.43%	13.11%	12.56%	11.45%	10.23%	132	420
Total capital (to RWA)	15.88%	14.55%	14.13%	13.18%	11.89%	133	399
Tangible common equity to asset ratio (1)	10.09%	9.23%	8.67%	7.48%	6.58%	86	351
Tangible book value per share (1)	$48.33	$47.21	$44.38	$41.77	$38.80	2%	25%
(1)See Non-GAAP Reconciliation for further information.

We maintained a strong capital position with regulatory ratios above current regulatory quantitative guidelines for "well capitalized" institutions. The risk-based capital ratios all increased more than 100 basis points compared to the prior quarter end. Further demonstrating our capital strength, the capital ratios are impacted by a 100 percent risk-weighting of the warehouse loan portfolio—the largest component of the held-for-investment portfolio. Adjusting the risk-weighting of warehouse loans to 50 percent because of historically low levels of losses from this portfolio, coupled with the fact that the portfolio is fully collateralized with assets that would receive a 50 percent risk weighting, we would have had a tier 1 common equity ratio of 14.97 percent and a total risk-based capital ratio of 18.02 percent at December 31, 2021.

Importantly, tangible book value per share grew to $48.33, up $1.12, or 2 percent from last quarter.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $25.5 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 158 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 83 retail locations in 28 states. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $291 billion of loans representing over 1.2 million borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website at flagstar.com.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward‐looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to New York Community Banks ("NYCB") and Flagstar’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; NYCB’s and Flagstar’s estimates of future costs and benefits of the actions each company may take; NYCB’s and Flagstar’s assessments of probable losses on loans; NYCB’s and Flagstar’s assessments of interest rate and other market risks; and NYCB’s and Flagstar’s ability to achieve their respective financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward‐looking statements speak only as of the date they are made; NYCB and Flagstar do not assume any duty, and do not undertake, to update such forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of NYCB and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among NYCB, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against NYCB or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of NYCB or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of NYCB; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; NYCB’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of NYCB and Flagstar; and the other factors discussed in the “Risk Factors” section NYCB’s Annual Report on Form 10‐K for the year ended December 31, 2021 and in other reports NYCB files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of NYCB’s website, https://ir.mynycb.com, under the heading “Financial Information,” and in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2021 and in Flagstar’s other filings with SEC, which are available at http://www.sec.gov and in the “Documents” section of Flagstar’s website, https://investors.flagstar.com.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
Assets
Cash	$277	$103	$251
Interest-earning deposits	774	46	372
Total cash and cash equivalents	1,051	149	623
Investment securities available-for-sale	1,804	1,802	1,944
Investment securities held-to-maturity	205	236	377
Loans held-for-sale	5,054	6,378	7,098
Loans held-for-investment	13,408	14,268	16,227
Loans with government guarantees	1,650	1,945	2,516
Less: allowance for loan losses	(154)	(171)	(252)
Total loans held-for-investment and loans with government guarantees, net	14,904	16,042	18,491
Mortgage servicing rights	392	340	329
Federal Home Loan Bank stock	377	377	377
Premises and equipment, net	360	370	392
Goodwill and intangible assets	147	149	157
Other assets	1,189	1,199	1,250
Total assets	$25,483	$27,042	$31,038
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$7,088	$8,108	$9,458
Interest-bearing deposits	10,921	11,228	10,515
Total deposits	18,009	19,336	19,973
Short-term Federal Home Loan Bank advances and other	1,880	1,870	3,900
Long-term Federal Home Loan Bank advances	1,400	1,400	1,200
Other long-term debt	396	396	641
Loan with government guarantee repurchase options	200	163	1,851
Other liabilities	880	1,232	1,272
Total liabilities	22,765	24,397	28,837
Stockholders’ Equity
Common stock	1	1	1
Additional paid in capital	1,355	1,362	1,346
Accumulated other comprehensive income	35	38	47
Retained earnings	1,327	1,244	807
Total stockholders’ equity	2,718	2,645	2,201
Total liabilities and stockholders’ equity	$25,483	$27,042	$31,038

Flagstar Bancorp, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)
(Unaudited)

						Change compared to:
	Three Months Ended					3Q21		4Q20
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$196	$209	$198	$208	$212	$(13)	(6)%	$(16)	(8)%
Total interest expense	15	14	15	19	23	1	7%	(8)	(35)%
Net interest income	181	195	183	189	189	(14)	(7)%	(8)	(4)%
(Benefit) provision for credit losses	(17)	(23)	(44)	(28)	2	6	(26)%	(19)	N/M
Net interest income after provision for credit losses	198	218	227	217	187	(20)	(9)%	11	6%
Noninterest Income
Net gain on loan sales	91	169	168	227	232	(78)	(46)%	(141)	(61)%
Loan fees and charges	29	33	37	42	48	(4)	(12)%	(19)	(40)%
Net return (loss) on the mortgage servicing rights	19	9	(5)	—	—	10	N/M	19	N/M
Loan administration income	36	31	28	27	25	5	16%	11	44%
Deposit fees and charges	8	9	8	8	8	(1)	(11)%	—	—%
Other noninterest income	19	15	16	20	19	4	27%	—	—%
Total noninterest income	202	266	252	324	332	(64)	(24)%	(130)	(39)%
Noninterest Expense
Compensation and benefits	137	130	122	144	125	7	5%	12	10%
Occupancy and equipment	47	46	50	46	44	1	2%	3	7%
Commissions	38	44	51	62	70	(6)	(14)%	(32)	(46)%
Loan processing expense	21	22	22	21	24	(1)	(5)%	(3)	(13)%
Legal and professional expense	13	12	11	8	11	1	8%	2	18%
Federal insurance premiums	4	6	4	6	5	(2)	(33)%	(1)	(20)%
Intangible asset amortization	3	3	3	3	3	—	—%	—	—%
Other noninterest expense	28	23	26	57	32	5	22%	(4)	(13)%
Total noninterest expense	291	286	289	347	314	5	2%	(23)	(7)%
Income before income taxes	109	198	190	194	205	(89)	(45)%	(96)	(47)%
Provision for income taxes	24	46	43	45	51	(22)	(48)%	(27)	(53)%
Net income	$85	$152	$147	$149	$154	$(67)	(44)%	$(69)	(45)%
Income per share
Basic	$1.62	$2.87	$2.78	$2.83	$2.86	$(1.25)	(44)%	$(1.24)	(43)%
Diluted	$1.60	$2.83	$2.74	$2.80	$2.83	$(1.23)	(43)%	$(1.23)	(43)%

Cash dividends declared	$0.06	$0.06	$0.06	$0.06	$0.05	$—	—%	$0.01	20%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)
(Unaudited)

	Twelve Months Ended		Change
	December 31, 2021	December 31, 2020	Amount	Percent
Interest Income
Total interest income	$810	$819	$(9)	(1)%
Total interest expense	63	134	(71)	(53)%
Net interest income	747	685	62	9%
(Benefit) provision for credit losses	(112)	149	(261)	N/M
Net interest income after provision for credit losses	859	536	323	60%
Noninterest Income
Net gain on loan sales	655	971	(316)	(33)%
Loan fees and charges	141	150	(9)	(6)%
Net return on the mortgage servicing rights	23	10	13	N/M
Loan administration income	121	84	37	44%
Deposit fees and charges	34	32	2	6%
Other noninterest income	70	63	7	11%
Total noninterest income	1,044	1,310	(266)	(20)%
Noninterest Expense
Compensation and benefits	533	466	67	14%
Occupancy and equipment	188	176	12	7%
Commissions	194	232	(38)	(16)%
Loan processing expense	86	83	3	4%
Legal and professional expense	45	31	14	45%
Federal insurance premiums	20	24	(4)	(17)%
Intangible asset amortization	11	13	(2)	(15)%
Other noninterest expense	136	117	19	16%
Total noninterest expense	1,213	1,142	71	6%
Income before income taxes	690	704	(14)	(2)%
Provision for income taxes	157	166	(9)	(5)%
Net income	$533	$538	$(5)	(1)%
Income per share
Basic	$10.10	$9.59	$0.51	5%
Diluted	$9.96	$9.52	$0.44	5%

Cash dividends declared	$0.24	$0.20	$0.04	20%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Selected Mortgage Statistics (1):
Mortgage rate lock commitments (fallout-adjusted) (2)	$8,900	$11,300	$12,000	$44,900	$52,000
Mortgage loans closed	$10,700	$12,500	$13,100	$49,800	$48,300
Mortgage loans sold and securitized	$12,100	$12,400	$12,000	$52,100	$46,900
Selected Ratios:
Interest rate spread (3)	2.79%	2.84%	2.44%	2.72%	2.40%
Net interest margin	2.96%	3.00%	2.78%	2.92%	2.80%
Net margin on loans sold and securitized	0.75%	1.36%	1.92%	1.26%	2.06%
Return on average assets	1.28%	2.16%	2.08%	1.89%	2.00%
Adjusted return on average assets (4)	1.35%	2.21%	2.08%	2.01%	2.00%
Return on average common equity	12.74%	23.40%	27.58%	21.21%	26.21%
Return on average tangible common equity (5)	13.79%	25.18%	30.13%	22.94%	29.00%
Adjusted return on average tangible common equity (4) (5)	14.90%	26.16%	30.13%	25.25%	29.00%
Efficiency ratio	75.9%	62.2%	60.4%	67.7%	57.2%
Adjusted efficiency ratio (4)	74.4%	61.1%	59.1%	65.8%	56.9%
Common equity-to-assets ratio (average for the period)	10.08%	9.24%	7.54%	8.92%	7.63%
Average Balances:
Average interest-earning assets	$24,291	$25,656	$27,100	$25,591	$24,431
Average interest-bearing liabilities	$14,093	$15,590	$13,782	$14,834	$14,413
Average stockholders' equity	$2,692	$2,592	$2,235	$2,514	$2,052
(1)Rounded to nearest hundred million.
(2)Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.
(3)Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(4)See Non-GAAP Reconciliation for further information.
(5)Excludes goodwill, intangible assets and the associated amortization. See Non-GAAP Reconciliation for further information.

	December 31, 2021	September 30, 2021	December 31, 2020
Selected Statistics:
Book value per common share	$51.09	$50.04	$41.79
Tangible book value per share (1)	$48.33	$47.21	$38.80
Number of common shares outstanding	53,197,650	52,862,383	52,656,067
Number of FTE employees	5,395	5,461	5,214
Number of bank branches	158	158	158
Ratio of nonperforming assets to total assets (2)	0.39%	0.37%	0.21%
Common equity-to-assets ratio	10.67%	9.78%	7.09%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	31.5	32.1	34.3
Capitalized value of mortgage servicing rights	1.12%	1.08%	0.86%
(1)Excludes goodwill and intangibles. See Non-GAAP Reconciliation for further information.
(2)Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$6,384	$49	3.10%	$7,839	$63	3.22%	$5,672	$42	2.99%
Loans held-for-investment
Residential first mortgage	1,569	13	3.22%	1,706	14	3.14%	2,353	19	3.23%
Home equity	635	6	3.93%	686	6	3.64%	890	8	3.69%
Other	1,229	16	4.80%	1,177	14	4.76%	1,001	13	5.15%
Total consumer loans	3,433	35	3.92%	3,569	34	3.77%	4,244	40	3.78%
Commercial real estate	3,260	29	3.45%	3,238	28	3.43%	3,064	27	3.40%
Commercial and industrial	1,473	14	3.69%	1,341	12	3.56%	1,447	13	3.55%
Warehouse lending	5,148	47	3.54%	5,392	52	3.76%	6,948	71	3.99%
Total commercial loans	9,881	90	3.53%	9,971	92	3.62%	11,459	111	3.78%
Total loans held-for-investment	13,314	125	3.63%	13,540	126	3.66%	15,703	151	3.78%
Loans with government guarantees	1,742	11	2.62%	2,046	8	1.61%	2,478	5	0.73%
Investment securities	2,104	11	2.09%	2,058	12	2.15%	2,493	14	2.27%
Interest-earning deposits	747	—	0.15%	173	—	0.18%	754	—	0.11%
Total interest-earning assets	24,291	$196	3.18%	25,656	$209	3.22%	27,100	$212	3.09%
Other assets	2,408			2,391			2,537
Total assets	$26,699			$28,047			$29,637
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,692	$—	0.05%	$1,603	$—	0.05%	$1,842	$—	0.07%
Savings deposits	4,211	2	0.14%	4,144	2	0.14%	3,847	2	0.20%
Money market deposits	927	—	0.09%	840	—	0.08%	693	—	0.07%
Certificates of deposit	973	1	0.44%	1,038	1	0.50%	1,415	5	1.18%
Total retail deposits	7,803	3	0.15%	7,625	3	0.16%	7,797	7	0.33%
Government deposits	1,998	1	0.17%	2,148	1	0.17%	1,579	1	0.26%
Wholesale deposits and other	1,238	3	0.93%	1,342	3	0.99%	1,010	4	1.69%
Total interest-bearing deposits	11,039	7	0.25%	11,115	7	0.26%	10,386	12	0.46%
Short-term FHLB advances and other	1,258	1	0.19%	2,736	1	0.18%	1,598	1	0.20%
Long-term FHLB advances	1,400	4	0.88%	1,343	3	0.92%	1,200	3	1.03%
Other long-term debt	396	3	3.16%	396	3	3.16%	598	7	4.47%
Total interest-bearing liabilities	14,093	15	0.39%	15,590	14	0.38%	13,782	23	0.65%
Noninterest-bearing deposits
Retail deposits and other	2,468			2,391			2,155
Custodial deposits (1)	6,309			6,180			8,527
Total noninterest-bearing deposits	8,777			8,571			10,682
Other liabilities	1,137			1,294			2,938
Stockholders' equity	2,692			2,592			2,235
Total liabilities and stockholders' equity	$26,699			$28,047			$29,637
Net interest-earning assets	$10,198			$10,066			$13,318
Net interest income		$181			$195			$189
Interest rate spread (2)			2.79%			2.84%			2.44%
Net interest margin (3)			2.96%			3.00%			2.78%
Ratio of average interest-earning assets to interest-bearing liabilities			172.4%			164.6%			196.6%
Total average deposits	$19,816			$19,686			$21,068
(1)Approximately 80 percent of custodial deposits from loans subserviced for which LIBOR based fees are recognized as an offset in net loan administration income.
(2)Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(3)Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2021			December 31, 2020
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$7,146	$218	3.05%	$5,542	$184	3.33%
Loans held-for-investment
Residential first mortgage	1,822	59	3.21%	2,704	92	3.36%
Home equity	722	26	3.66%	965	39	4.01%
Other	1,137	55	4.79%	912	49	5.38%
Total consumer loans	3,681	140	3.79%	4,581	180	3.90%
Commercial real estate	3,159	109	3.40%	3,030	116	3.77%
Commercial and industrial	1,437	53	3.63%	1,692	63	3.65%
Warehouse lending	5,583	216	3.82%	4,694	190	3.98%
Total commercial loans	10,179	378	3.66%	9,416	369	3.86%
Total loans held-for-investment	13,860	518	3.70%	13,997	549	3.87%
Loans with government guarantees	2,156	28	1.29%	1,571	15	1.04%
Investment securities	2,123	46	2.16%	2,943	70	2.37%
Interest-earning deposits	306	—	0.15%	378	1	0.33%
Total interest-earning assets	25,591	$810	3.14%	24,431	$819	3.33%
Other assets	2,605			2,477
Total assets	$28,196			$26,908
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,707	$1	0.06%	$1,763	$6	0.27%
Savings deposits	4,097	6	0.14%	3,597	19	0.52%
Money market deposits	804	1	0.08%	707	1	0.15%
Certificates of deposit	1,107	6	0.65%	1,831	32	1.83%
Total retail deposits	7,715	14	0.19%	7,898	58	0.73%
Government deposits	1,930	4	0.19%	1,301	7	0.56%
Wholesale deposits and other	1,196	14	1.18%	821	16	1.94%
Total interest-bearing deposits	10,841	32	0.30%	10,020	81	0.81%
Short-term FHLB advances and other	2,296	4	0.18%	2,807	16	0.58%
Long-term FHLB advances	1,287	13	0.96%	1,066	12	1.10%
Other long-term debt	410	14	3.41%	520	25	4.80%
Total interest-bearing liabilities	14,834	63	0.42%	14,413	134	0.93%
Noninterest-bearing deposits
Retail deposits and other	2,347			1,799
Custodial deposits (1)	6,465			6,725
Total noninterest-bearing deposits	8,812			8,524
Other liabilities	2,036			1,919
Stockholders' equity	2,514			2,052
Total liabilities and stockholders' equity	$28,196			$26,908
Net interest-earning assets	$10,757			$10,018
Net interest income		$747			$685
Interest rate spread (2)			2.72%			2.40%
Net interest margin (3)			2.92%			2.80%
Ratio of average interest-earning assets to interest-bearing liabilities			172.5%			169.5%
Total average deposits	$19,653			$18,544
a.Approximately 80 percent of custodial deposits are from subserviced loans for which LIBOR based fees are recognized as an offset in net loan administration income.
b.Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
c.Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$85	$152	$154	$533	$538
Weighted average common shares outstanding	52,867,138	52,862,288	53,912,584	52,792,931	56,094,542
Stock-based awards	710,694	797,134	431,382	726,155	411,271
Weighted average diluted common shares	53,577,832	53,659,422	54,343,966	53,519,086	56,505,813
Basic earnings per common share	$1.62	$2.87	$2.86	$10.10	$9.59
Stock-based awards	(0.02)	(0.04)	(0.03)	(0.14)	(0.07)
Diluted earnings per common share	$1.60	$2.83	$2.83	$9.96	$9.52

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,798	10.54%	$2,709	9.72%	$2,270	7.71%
Total adjusted avg. total asset base	$26,545		$27,863		$29,444
Tier 1 common equity (to risk weighted assets)	$2,558	13.19%	$2,469	11.95%	$2,030	9.15%
Tier 1 capital (to risk weighted assets)	$2,798	14.43%	$2,709	13.11%	$2,270	10.23%
Total capital (to risk weighted assets)	$3,080	15.88%	$3,006	14.55%	$2,638	11.89%
Risk-weighted asset base	$19,397		$20,664		$22,190

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,706	10.21%	$2,619	9.40%	$2,390	8.12%
Total adjusted avg. total asset base	$26,502		$27,851		$29,437
Tier 1 common equity (to risk weighted assets)	$2,706	13.96%	$2,619	12.71%	$2,390	10.77%
Tier 1 capital (to risk weighted assets)	$2,706	13.96%	$2,619	12.71%	$2,390	10.77%
Total capital (to risk weighted assets)	$2,839	14.65%	$2,766	13.42%	$2,608	11.75%
Risk-weighted asset base	$19,383		$20,609		$22,194

Loans Serviced
(Dollars in millions)
(Unaudited)

	December 31, 2021		September 30, 2021		December 31, 2020
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$246,858	1,032,923	$230,045	1,007,557	$178,606	867,799
Serviced for others (3)	35,074	137,243	31,354	124,665	38,026	151,081
Serviced for own loan portfolio (4)	8,793	63,426	10,410	70,738	10,079	66,519
Total loans serviced	$290,725	1,233,592	$271,809	1,202,960	$226,711	1,085,399
(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Flagstar owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which Flagstar owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	December 31, 2021		September 30, 2021		December 31, 2020
Consumer loans
Residential first mortgage	$1,536	11.5%	$1,626	11.5%	$2,266	14.0%
Home equity	613	4.6%	657	4.6%	856	5.3%
Other	1,236	9.2%	1,203	8.3%	1,004	6.1%
Total consumer loans	3,385	25.3%	3,486	24.4%	4,126	25.4%
Commercial loans
Commercial real estate	3,223	24.0%	3,216	22.6%	3,061	18.9%
Commercial and industrial	1,826	13.6%	1,387	9.7%	1,382	8.5%
Warehouse lending	4,974	37.1%	6,179	43.3%	7,658	47.2%
Total commercial loans	10,023	74.7%	10,782	75.6%	12,101	74.6%
Total loans held-for-investment	$13,408	100.0%	$14,268	100.0%	$16,227	100.0%

Other Consumer Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	December 31, 2021		September 30, 2021		December 31, 2020
Indirect lending	$925	74.8%	$916	76.1%	$713	71.0%
Point of sale	271	22.0%	248	20.6%	211	21.0%
Other	40	3.2%	39	3.2%	80	8.0%
Total other consumer loans	$1,236	100.0%	$1,203	100.0%	$1,004	100.0%

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
Residential first mortgage	$40	$43	$49
Home equity	14	15	25
Other	36	32	39
Total consumer loans	90	90	113
Commercial real estate	28	35	84
Commercial and industrial	32	43	51
Warehouse lending	4	3	4
Total commercial loans	64	81	139
Allowance for loan losses	154	171	252
Reserve for unfunded commitments	16	19	28
Allowance for credit losses	$170	$190	$280

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended December 31, 2021
	Residential First Mortgage	Home Equity	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total LHFI Portfolio (1)	Unfunded Commitments
Beginning balance	$43	$15	$32	$35	$43	$3	$171	$19
Provision (benefit) for credit losses:
Loan volume	(1)	—	1	—	3	—	3	(3)
Economic forecast (2)	(1)	(1)	4	(4)	(4)	—	(6)	—
Credit (3)	1	1	—	(2)	(2)	1	(1)	—
Qualitative factor adjustments	(2)	(1)	(1)	(1)	(8)	—	(13)	—
Charge-offs	(1)	—	(1)	—	(2)	—	(4)	—
Recoveries	—	1	—	—	—	—	1	—
Provision for net charge-offs	1	(1)	1	—	2	—	3	—
Ending allowance balance	$40	$14	$36	$28	$32	$4	$154	$16
(1) Excludes loans carried under the fair value option.
(2) Includes changes in the lifetime loss rate based on current economic forecasts as compared to forecasts used in the prior quarter.
(3) Includes changes in the probability of default and severity of default based on current borrower and guarantor characteristics, as well as individually evaluated reserves.

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	Twelve Months Ended December 31, 2021
	Residential First Mortgage	Home Equity	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total LHFI Portfolio (1)	Unfunded Commitments
Beginning balance	$49	$25	$39	$84	$51	$4	$252	$28
Provision (benefit) for credit losses:
Loan volume	1	(3)	6	4	4	(1)	11	(12)
Economic forecast (2)	(7)	(5)	3	(9)	(17)	—	(35)	—
Credit (3)	6	4	1	(35)	14	1	(9)	—
Qualitative factor adjustments	(9)	(7)	(13)	(16)	(20)	—	(65)	—
Charge-offs	(5)	(1)	(4)	—	(9)	—	(19)	—
Recoveries	2	2	2	—	16	—	22	—
Provision for net charge-offs	3	(1)	2	—	(7)	—	(3)	—
Ending allowance balance	$40	$14	$36	$28	$32	$4	$154	$16
(1) Excludes loans carried under the fair value option.
(2) Includes changes in the lifetime loss rate based on current economic forecasts as compared to forecasts used in the prior quarter.
(3) Includes changes in the probability of default and severity of default based on current borrower and guarantor characteristics, as well as individually evaluated reserves.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
Nonperforming LHFI	$81	$82	$46
Nonperforming TDRs	8	5	4
Nonperforming TDRs at inception but performing for less than six months	5	9	6
Total nonperforming LHFI and TDRs (1)	94	96	56
Other nonperforming assets, net	6	6	8
LHFS	17	10	9
Total nonperforming assets	$117	$112	$73

Ratio of nonperforming assets to total assets (2)	0.39%	0.37%	0.21%
Ratio of nonperforming LHFI and TDRs to LHFI	0.70%	0.66%	0.34%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.74%	0.70%	0.40%
(1)Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.
(2)Ratio excludes nonperforming LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total LHFI
December 31, 2021
Consumer loans (2)	$26	$36	$62	$124	$3,385
Commercial loans	—	—	32	32	10,023
Total loans	$26	$36	$94	$156	$13,408
September 30, 2021
Consumer loans	$12	$2	$58	$72	$3,486
Commercial loans	—	—	35	35	10,782
Total loans	$12	$2	$93	$107	$14,268
December 31, 2020
Consumer loans	$9	$6	$38	$53	$4,126
Commercial loans	21	—	18	39	12,101
Total loans	$30	$6	$56	$92	$16,227
(1)Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.
(2)Includes $43 million in first residential mortgage loans, or 69 percent of consumer loans in the 30-89 days past due categories, that have recently exited forbearance. These borrowers have not yet selected a forbearance exit plan. The average LTV of these loans is approximately 75 percent.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
December 31, 2021
Consumer loans	$22	$12	$34
Commercial loans	—	—	—
Total TDR loans	$22	$12	$34
September 30, 2021
Consumer loans	$34	$12	$46
Commercial loans	—	2	2
Total TDR loans	$34	$14	$48
December 31, 2020
Consumer loans	$31	$10	$41
Commercial loans	5	—	5
Total TDR loans	$36	$10	$46

Non-GAAP Reconciliation
(Unaudited)

    In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The DOJ benefit and loans with government guarantees that have not been repurchased and don't accrue interest are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, adjusted return on average tangible common equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted noninterest expense, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted net interest margin and adjusted efficiency ratio provide a meaningful representation of its operating performance on an ongoing basis.

    The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(Dollars in millions, except share data)
Total stockholders' equity	$2,718	$2,645	$2,498	$2,358	$2,201
Less: Goodwill and intangible assets	147	149	152	155	157
Tangible book value	$2,571	$2,496	$2,346	$2,203	$2,044

Number of common shares outstanding	53,197,650	52,862,383	52,862,264	52,752,600	52,656,067
Tangible book value per share	$48.33	$47.21	$44.38	$41.77	$38.80

Total assets	$25,483	$27,042	$27,065	$29,449	$31,038
Tangible common equity to assets ratio	10.09%	9.23%	8.67%	7.48%	6.58%

Adjusted return on average tangible common equity and adjusted return on average assets.

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(Dollars in millions)
Net income	$85	$152	$154	$533	$538
Add: Intangible asset amortization, net of tax	2	2	2	8	10
Tangible net income	$87	$154	$156	$541	$548

Total average equity	$2,692	$2,592	$2,235	$2,514	$2,052
Less: Average goodwill and intangible assets	148	151	159	152	164
Total tangible average equity	$2,544	$2,441	$2,076	$2,362	$1,888

Return on average tangible common equity	13.79%	25.18%	30.13%	22.94%	29.00%
Adjustment to remove DOJ settlement expense	—%	—%	—%	1.82%	—%
Adjustment for former CEO SERP agreement	—%	—%	—%	(0.52)%	—%
Adjustment for merger costs	1.11%	0.98%	—%	1.01%	—%
Adjusted return on average tangible common equity	14.90%	26.16%	30.13%	25.25%	29.00%

Return on average assets	1.28%	2.16%	2.08%	1.89%	2.00%
Adjustment to remove DOJ	—%	—%	—%	0.10%	—%
Adjustment for former CEO SERP settlement agreement	—%	—%	—%	(0.03)%	—%
Adjustment for merger costs	0.07%	0.05%	—%	0.05%	—%
Adjusted return on average assets	1.35%	2.21%	2.08%	2.01%	2.00%

Adjusted HFI loan-to-deposit ratio.

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(Dollars in millions)
Average LHFI	$13,314	$13,540	$13,688	$14,915	$15,703
Less: Average warehouse loans	5,148	5,392	5,410	6,395	6,948
Adjusted average LHFI	$8,166	$8,148	$8,278	$8,520	$8,755

Average deposits	$19,816	$19,686	$19,070	$20,043	$21,068
Less: Average custodial deposits	6,309	6,180	6,188	7,194	8,527
Adjusted average deposits	$13,507	$13,506	$12,882	$12,849	$12,541

HFI loan-to-deposit ratio	67.2%	68.8%	71.8%	74.4%	74.5%
Adjusted HFI loan-to-deposit ratio	60.5%	60.3%	64.3%	66.3%	69.8%

Adjusted noninterest expense, income before income taxes, provision for income taxes, net income, basic earnings per share, diluted earnings per share, and efficiency ratio.

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	December 31, 2021
	(Dollar in millions)
Noninterest expense	$291	$286	$289	$1,213
Adjustment to remove DOJ settlement expense	—	—	—	35
Adjustment for former CEO SERP agreement	—	—	(10)	(10)
Adjustment for merger costs	6	5	9	20
Adjusted noninterest expense	$285	$281	$290	$1,168

Income before income taxes	$109	$198	$190	$690
Adjustment to remove DOJ settlement expense	—	—	—	35
Adjustment for former CEO SERP agreement	—	—	(10)	(10)
Adjustment for merger costs	6	5	9	20
Adjusted income before income taxes	$115	$203	$189	$735

Provision for income taxes	$24	$46	$43	$157
Adjustment to remove DOJ settlement expense	—	—	—	(8)
Adjustment for former CEO SERP agreement	—	—	2	2
Adjustment for merger costs	(1)	(1)	(2)	(4)
Adjusted provision for income taxes	$25	$47	$43	$167

Net income	$85	$152	$147	$533
Adjusted net income	$90	$156	$146	$568

Weighted average common shares outstanding	52,867,138	52,862,288	52,763,868	52,792,931
Weighted average diluted common shares	53,577,832	53,659,422	53,536,669	53,519,086
Adjusted basic earnings per share	$1.71	$2.94	$2.78	$10.75
Adjusted diluted earnings per share	$1.69	$2.90	$2.74	$10.60

Efficiency ratio	75.9%	62.2%	66.6%	67.7%
Adjustment to remove DOJ settlement expense	—%	—%	—%	(1.4)%
Adjustment for former CEO SERP agreement	—%	—%	1.6%	0.6%
Adjustment for merger costs	(1.5)%	(1.1)%	(1.4)%	(1.1)%
Adjusted efficiency ratio	74.4%	61.1%	66.8%	65.8%

Adjusted net interest margin

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Average interest earning assets	$24,291	$25,656	$25,269	$27,178	$27,100
Net interest margin	2.96%	3.00%	2.90%	2.82%	2.78%
Adjustment to LGG loans available for repurchase	0.02%	0.04%	0.16%	0.20%	0.20%
Adjusted net interest margin	2.98%	3.04%	3.06%	3.02%	2.98%